Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169643 and 333-173451 on Form S-8 of our reports dated February 24, 2021, relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc. and subsidiaries, and the effectiveness of Healthcare Trust of America, Inc. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
February 24, 2021